As filed with the Securities and Exchange Commission on December 6, 2010
Registration No. 333-170707
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 2 to
Form F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Sky-mobi Limited
(Exact name of Registrant as specified in its charter)
Not Applicable
(Translation of Registrant’s name into English)

Cayman Islands	7372	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

10/F, Building B, United Mansion
No. 2, Zijinhua Road, Hangzhou
Zhejiang 310013
People’s Republic of China
(86-571) 8777-0978
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

CT Corporation System
111 Eighth Avenue
New York, New York 10011
(212) 894-8940
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David T. Zhang, Esq. Latham & Watkins 41st Floor, One Exchange Square 8 Connaught Place, Central Hong Kong (852) 2912-2503	Chris K.H. Lin, Esq. Simpson Thacher & Bartlett LLP 35th Floor, ICBC Tower 3 Garden Road, Central Hong Kong (852) 2514-7600

Approximate date of commencement of proposed sale to the public:  as soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

			Proposed Maximum	Amount of
Title of Each Class of	Amounts to be	Proposed Maximum Aggregate Offering Price	Aggregate	Registration
Securities to be Registered(1)	registered(2)(3)	per Common Share(3)	Offering Price(3)	Fee(4)
Common shares, par value $0.00005 per share	66,700,000	$1.25	$83,375,000	$5,989

(1)	American depositary shares evidenced by American depositary receipts issuable upon deposit of the common shares registered hereby are registered under a separate registration statement on Form F-6 (Registration No. 333-170849). Each American depositary share represents eight common shares.

(2)	Includes common shares initially offered and sold outside the United States that may be resold from time to time in the United States either as part of their distribution or within 40 days after the later of the effective date of this registration statement and the date the shares are first bona fide offered to the public, and also includes common shares that may be purchased by the underwriters pursuant to an over-allotment option. These common shares are not being registered for the purpose of sales outside the United States.

(3)	Estimated solely for the purpose of determining the amount of registration fee in accordance with Rule 457(a) under the Securities Act of 1933, as amended.

(4)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

Explanatory Note
The sole purpose of this amendment is to amend the exhibit index and to file Exhibit 1.1 to the registration statement. No other changes have been made to the registration statement. Accordingly, this amendment consists only of the facing page, this explanatory note and Part II of the registration statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our articles of association provide for indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such, except through their own dishonesty, fraud, neglect or default.

Pursuant to indemnification agreements, the form of which is filed as Exhibit 10.2 to this Registration Statement, we will agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or executive officer.

The underwriting agreement, the form of which is filed as Exhibit 1.1 to this Registration Statement, will also provide for indemnification of us and our officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act, as amended (the “Securities Act”) may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7.	RECENT SALES OF UNREGISTERED SECURITIES.

During the past three years, we have issued the following securities (including warrants and options to acquire our common shares and Series A preferred shares). We believe that each of the following issuances was exempt from registration under the Securities Act in reliance on Regulation S under the Securities Act or pursuant to Section 4(2) of the Securities Act regarding transactions not involving a public offering.

Underwriting
			Consideration	Discount and
Purchaser	Date of Sale or Issuance	Number of Securities	in U.S. Dollars	Commission

N.D. Nominees Ltd.	April 20, 2007	20,000 common shares	Nominal consideration	n/a
Xplane Ltd.	August 2, 2007	149,980,000 common shares	$7,499	n/a
Sequoia Capital China II L.P.	August 2, 2007	50,000,000 Series A preferred shares	$3.5 million	n/a
Sequoia Capital China II, L.P.	June 29, 2009	Warrants to purchase up to 2,841,600 Series A preferred shares	$0.1475 per share, subject to adjustments	n/a
Sequoia Capital China Principals Fund II, L.P.	June 29, 2009	Warrants to purchase up to 477,400 Series A preferred shares	$0.1475 per share, subject to adjustments	n/a
Sequoia Capital China Partners Fund II, L.P.	June 29, 2009	Warrants to purchase up to 70,800 Series A preferred shares	$0.1475 per share, subject to adjustments	n/a

				Underwriting
			Consideration	Discount and
Purchaser	Date of Sale or Issuance	Number of Securities	in U.S. Dollars	Commission

Sequoia Capital China II, L.P.	July 5, 2010	4,191,600 common shares	$209.58	n/a
Sequoia Capital China Principals Fund II, L.P.	July 5, 2010	704,000 common shares	$35.2	n/a
Sequoia Capital China Partners Fund II, L.P.	July 5, 2010	104,400 common shares	$5.22	n/a

See “Management — Share Incentive Plan” in the prospectus which forms part of this registration statement for a list of all options granted by us. No consideration was payable in connection with these grants.

ITEM 8.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)    Exhibits

See Exhibit Index beginning on page II-5 of this registration statement.

(b)   Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or the Notes thereto.

ITEM 9.               UNDERTAKINGS.

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Hangzhou, People’s Republic of China, on December 6, 2010.

SKY-MOBI LIMITED

By:	/s/ Michael Tao Song
Name: Michael Tao Song
Title: Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature		Title	Date

/s/ Michael Tao Song Name: Michael Tao Song		Chairman of the Board and Chief Executive Officer (principal executive officer)	December 6, 2010

/s/ Carl Yeung Name: Carl Yeung		Chief Financial Officer (principal financial and accounting officer)	December 6, 2010

* Name: Li Ou		Director	December 6, 2010

* Name: Yan Tang		Director	December 6, 2010

* Name: Kui Zhou		Director	December 6, 2010

* Name: Donald J. Puglisi Title: Managing Director Puglisi & Associates		Authorized U.S. Representative	December 6, 2010

* By:	/s/ Michael Tao Song Name: Michael Tao Song Attorney-in-Fact

SKY-MOBI LIMITED

EXHIBIT INDEX

Exhibit
Number		Description of Document

1.1		Form of Underwriting Agreement.
3	.1*	Second Amended and Restated Memorandum and Articles of Association of the Registrant, as currently in effect.
3	.2*	Third Amended and Restated Memorandum and Articles of Association of the Registrant.
4	.1#	Registrant’s Specimen American Depositary Receipt (included in Exhibit 4.3).
4	.2*	Registrant’s Specimen Certificate for common shares.
4	.3#	Form of Deposit Agreement, dated as of , among the Registrant, the depositary and holder of the American Depositary Receipts.
4	.4*	Series A Preferred Share and Warrant Purchase Agreement, dated as of July 16, 2007, among Profit Star Limited, Sequoia Capital China II, L.P., Xplane Ltd., shareholders of Xplane Ltd. and certain other parties listed thereunder.
4	.5*	Amendment No. 1 to Series A Preferred Share and Warrant Purchase Agreement and Amendment No. 2 to Shareholders Agreement, dated as of March 1, 2010, among Profit Star Limited, Sequoia Capital China II, L.P., Sequoia Capital China Principals Fund II, L.P., Sequoia Capital China Partners Fund II, L.P., Xplane Ltd., shareholders of Xplane Ltd. and certain other parties listed thereunder.
4	.6*	Shareholders Agreement, dated as of August 2, 2007, among Profit Star Limited, Sequoia Capital China II, L.P., Xplane Ltd., shareholders of Xplane Ltd. and certain other parties listed thereunder.
4	.7*	Amendment to Shareholders Agreement, dated as of September 5, 2008, among Profit Star Limited, Sequoia Capital China II, L.P., Sequoia Capital China Principals Fund II, L.P., Sequoia Capital China Partners Fund II, L.P., Xplane Ltd., shareholders of Xplane Ltd. and certain other parties listed thereunder.
4	.8*	Right of First Refusal and Co-Sale Agreement, dated as of August 2, 2007, among Profit Star Limited, Sequoia Capital China II, L.P., Xplane Ltd. and shareholders of Xplane Ltd.
4	.9*	Amended and Restated Warrant to Purchase Series A Preferred Shares, dated as of June 29, 2009, among Profit Star Limited, Sequoia Capital China II, L.P., Sequoia Capital China Principals Fund II, L.P., Sequoia Capital China Partners Fund II, L.P., Xplane Ltd., shareholders of Xplane Ltd. and certain other parties listed thereunder.
4	.10*	Share Vesting Agreement, dated as of August 2, 2007, among Profit Star Limited, Xplane Ltd. and shareholders of Xplane Ltd.
4	.11*	Shareholders Non-competition and Non-solicitation Agreement, dated as of August 1, 2007, among Profit Star Limited and shareholders of Xplane Ltd.
4	.12*	Confidential Information Agreement, dated as of August 1, 2007, among Profit Star Limited and shareholders of Xplane Ltd.
5	.1*	Opinion of Conyers Dill & Pearman regarding the validity of the common shares being registered.
8	.1*	Form of Opinion of Latham & Watkins regarding certain U.S. tax matters.
10	.1*	2010 Share Incentive Plan.
10	.2*	Form of Indemnification Agreement with the Registrant’s directors and/or officers.
10	.3*	English translation of Form of Employment Agreement with the Registrant’s certain senior executives and its amendment.
10	.4*	English translation of Form of Confidentiality Agreement with the Registrant’s certain senior executives.
10	.5*	English translation of Form of Employment Agreement with the Registrant’s certain senior executives and its amendment.
10	.6*	English translation of Exclusive Business Cooperation Agreement, dated as of December 24, 2009, between Hangzhou Dianneng Technologies Co., Ltd. and Hangzhou Fanyi Technologies Co., Ltd.

Exhibit
Number		Description of Document

10	.7*	English translation of Exclusive Purchase Option Agreement, dated as of February 1, 2010, among Hangzhou Dianneng Technologies Co., Ltd., Tao Song, Tao Yang, and Hangzhou Fanyi Technologies Co., Ltd.
10	.8*	English translation of Equity Pledge Agreement, dated as of February 1, 2010, among Hangzhou Dianneng Technologies Co., Ltd., Tao Song, Tao Yang, and Hangzhou Fanyi Technologies Co., Ltd.
10	.9*	English translation of Form of Power of Attorney, issued by Tao Song and Tao Yang
10	.10*	English translation of Form of Loan Agreement, dated as of December 24, 2009, between Tao Song/Tao Yang and Hangzhou Dianneng Technologies Co., Ltd.
10	.11*	English translation of Form of Loan Agreement, dated as of February 1, 2010, between Tao Song/Tao Yang and Hangzhou Dianneng Technologies Co., Ltd.
10	.12*	English translation of Confirmation Letter regarding the Repayment Method under Loan Agreement, dated February 1, 2010, between Hangzhou Dianneng Technologies Co., Ltd. and Tao Yang.
10	.13*	English translation of Framework Agreement on Re-structuring, dated as of July 1, 2010, among Hangzhou Sky Network Technologies Co., Ltd., Pusida (Beijing) Technologies Co., Ltd., Hangzhou Dianneng Technologies Co., Ltd., Hangzhou Mijia Technologies Co., Ltd. and Qinyi Zhu.
10	.14*	English translation of Technical Support Service Agreement, dated as of July 1, 2010, between Hangzhou Sky Network Technologies Co., Ltd. and Hangzhou Dianneng Technologies Co., Ltd.
10	.15*	English translation of Strategy Consulting Service Agreement, dated as of July 1, 2010, between Hangzhou Sky Network Technologies Co., Ltd. and Hangzhou Dianneng Technologies Co., Ltd.
10	.16*	English translation of Intellectual Property License Agreement, dated as of July 1, 2010, between Hangzhou Sky Network Technologies Co., Ltd. and Hangzhou Dianneng Technologies Co., Ltd.
10	.17*	English translation of Purchase Option and Cooperation Agreement, dated as of July 1, 2010, among Hangzhou Sky Network Technologies Co., Ltd., Hangzhou Dianneng Technologies Co., Ltd., Hangzhou Mijia Technologies Co., Ltd. and Qinyi Zhu.
10	.18*	English translation of Form of Power of Attorney, issued by Hangzhou Mijia Technologies Co., Ltd. and Qinyi Zhu.
10	.19*	English translation of Equity Pledge Agreement, dated as of July 1, 2010, among Hangzhou Mijia Technologies Co., Ltd., Qinyi Zhu, Hangzhou Dianneng Technologies Co., Ltd. and Hangzhou Sky Network Technologies Co., Ltd.
10	.20*	English translation of Framework Agreement on Re-structuring, dated as of July 1, 2010, among Hangzhou Mijia Technologies Co., Ltd., Pusida (Beijing) Technologies Co., Ltd., Hangzhou Dianneng Technologies Co., Ltd. and shareholders of Hangzhou Mijia Technologies Co., Ltd.
10	.21*	English translation of Technical Support Service Agreement, dated as of July 1, 2010, between Hangzhou Mijia Technologies Co., Ltd. and Hangzhou Dianneng Technologies Co., Ltd.
10	.22*	English translation of Strategy Consulting Service Agreement, dated as of July 1, 2010, between Hangzhou Mijia Technologies Co., Ltd. and Hangzhou Dianneng Technologies Co., Ltd.
10	.23*	English translation of Intellectual Property License Agreement, dated as of July 1, 2010, between Hangzhou Mijia Technologies Co., Ltd. and Hangzhou Dianneng Technologies Co., Ltd.
10	.24*	English translation of Purchase Option and Cooperation Agreement, dated as of July 1, 2010, among Hangzhou Mijia Technologies Co., Ltd., Hangzhou Dianneng Technologies Co., Ltd., and shareholders of Hangzhou Mijia Technologies Co., Ltd.
10	.25*	English translation of Form of Power of Attorney, issued by shareholders of Hangzhou Mijia Technologies Co., Ltd.
10	.26*	English translation of Equity Pledge Agreement, dated as of July 1, 2010, among Hangzhou Dianneng Technologies Co., Ltd., Hangzhou Mijia Technologies Co., Ltd. and shareholders of Hangzhou Mijia Technologies Co., Ltd.
10	.27*	English translation of Lease Contract, dated as of August 31, 2009, and its supplementary agreement, undated, among Yunian Huang, Qiulong Zhu and Hangzhou Sky Network Technologies Co., Ltd.
10	.28*	English translation of Lease Contract, dated as of April 17, 2010, among Xiaoming Wu, Yuhong Wang and Hangzhou Sky Network Technologies Co., Ltd.

Exhibit
Number		Description of Document

10	.29†*	English Translation of the Mobile Phone Built-in Wireless Value-Added Business Cooperation Agreement between Hangzhou Fanyi Technologies Co. and Beijing Lei Ting Wan Jun Network Technologies Co., Ltd., dated March 11, 2010, and its amendment dated June 10, 2010.
10	.30†*	English Translation of the Cooperation Agreement between Hangzhou Fanyi Technologies Co., Ltd. and Beijing Kongzhong Xinshi Information Technology Co., Ltd., dated November 16, 2009, and its amendment dated June 1, 2010.
10	.31†*	English Translation of the Cooperation Agreement between Hangzhou Fanyi Technologies Co., Ltd. and Chongqing Renneng Software Co., Ltd., dated November 20, 2009.
10	.32*	Form of Director Agreement with independent directors of the Registrant.
21	.1*	Subsidiaries of the Registrant.
23	.1*	Consent of Deloitte Touche Tohmatsu CPA Ltd., an Independent Registered Public Accounting Firm.
23	.2*	Consent of Conyers Dill & Pearman, included in Exhibit 5.1.
23	.3*	Consent of Latham & Watkins LLP, included in Exhibit 8.1.
23	.4*	Consent of Jincheng Tongda & Neal Law Firm, included in Exhibit 99.2.
23	.5*	Consent of Analysys International.
23	.6*	Consent of Wei Zhou, an independent director appointee.
24	.1*	Powers of Attorney (included on signature page).
99	.1*	Code of Business Conduct and Ethics of the Registrant.
99	.2*	Legal Opinion of Jincheng Tongda & Neal Law Firm.

†	Confidential treatment has been requested for portions of this document.

#	Incorporated by reference to the registration statement on Form F-6 (File No. 333-170849) filed with the Securities and Exchange Commission with respect to American depositary shares representing common shares.

*	Previously filed.